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                                                                   Exhibit 10.51


                                                            Amended and Restated
                                                             As of March 6, 2001


Granite Broadcasting Corporation
767 Third Avenue, 34th Floor
New York, NY 10017
("GRANITE")

The Parties set forth on
    Schedule I hereto
   (collectively, the "PARTIES")

            RE:   KSEE (Fresno, California)
                  KBJR-TV (Duluth, Minnesota)
                  WEEK-TV (Peoria, Illinois)

Ladies and Gentlemen:

      The following shall comprise the agreement among us for the affiliation of the television broadcasting stations set forth above (each of the Parties and their respective station being referred to herein together as a "STATION" and all of the Stations, collectively, the "STATIONS") with the NBC Television Network ("NBC") and shall supersede and replace all prior agreements between each Station and NBC (which agreements, including without limitation the affiliation agreements for KNTV(TV), KSEE, KBJR-TV and WEEK-TV dated as of May 31, 2000, are hereby terminated and of no further force or effect as to KSEE, KBJR-TV and WEEK-TV) except (x) for the most recent amendments to such prior agreements with respect to network non-duplication protection under Federal Communications Commission ("FCC") Rules Section 76.92 (the "NON-DUPLICATION AMENDMENTS") and (y) that any indemnities provided for in such prior agreements, as well as any liabilities outstanding thereunder as of the date of this Agreement, shall survive.

      1. TERM. This Agreement shall become effective at 3:00 A.M., New York City time as of the date hereof. Unless sooner terminated as provided hereunder, this Agreement shall remain in effect until 2:59 A.M., New York City time on January 1, 2012.

      2.    PROGRAMMING.

            (a) NBC commits to supply programming throughout the term of this Agreement for free over-the-air television broadcasting by each Station during the hours set forth below (the "PROGRAMMED TIME PERIODS"). Each Station agrees that, subject only to Section 3 below, Station shall clear and broadcast all programming supplied to Station hereunder for broadcast ("NBC PROGRAMMING"; and any one program of NBC Programming, an "NBC PROGRAM") in the Programmed Time Periods on the dates and at the times the programs are scheduled by NBC.


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      For KSEE:
      Monday through Saturday:      8:00-11:00 P.M.
      Sunday:                       7:00-11:00 P.M.

      Monday through Thursday:      11:35 P.M.-2:05 A.M.
      Friday:                       11:35 P.M.-2:35 A.M.
      Saturday:                     11:30 P.M.-1:00 A.M.

      Monday through Friday:        4:30-5:00 A.M., 7:00-10:00 A.M., and
                                    5:30-6:00 P.M.
      Saturday:                     7:00-9:00 A.M. and 5:30-6:00 P.M.
      Sunday:                       8:00-9:00 A.M., 10:30-11:30 A.M. and
                                    5:30-6:00 P.M.

      Monday through Friday:        1:00-3:00 P.M.
      Saturday:                     10:00A.M.-1:00 P.M.

      Monday through Friday:        2:05-4:00 A.M.


      For KBJR-TV and WEEK-TV:

      Monday through Saturday:      7:00-10:00 P.M.
      Sunday:                       6:00-10:00 P.M.

      Monday through Thursday:      10:35 P.M.-1:05 A.M.
      Friday:                       10:35 P.M.-1:35 A.M.
      Saturday:                     10:30 P.M.-12:00 Midnight

      Monday through Friday:        4:30-5:00 A.M., 7:00-9:00 A.M.,
                                    9:00-10:00 A.M. and 5:30-6:00 P.M.
      Saturday:                     7:00-9:00 A.M. and 5:30-6:00 P.M.
      Sunday:                       8:00-9:00 A.M., 10:30-11:30 A.M. and
                                    6:30-7:00 P.M.

      Monday through Friday:        12:00 Noon-2:00 P.M.
      Saturday:                     9:00A.M.-12:00 Noon


      Monday through Friday:        1:05-3:00 A.M.

            (b) Notwithstanding Section 2(a), with NBC's prior written consent, a Station may clear and broadcast NBC Programming at times other than the times scheduled by NBC, and Stations and NBC agree to negotiate in good faith any proposed scheduling changes. Any agreed scheduling change shall count as 1/2 unit toward Station's Prime Time Preemption Amount (as defined in Section 3(d)); e.g., if the rescheduled NBC Program runs for one hour, Station's Prime Time Preemption Amount would be reduced by 1/2 hour; and if the rescheduled NBC Program runs for 1/2 hour, Station's Prime Time Preemption Amount would be reduced by 1/4 hour, etc.) if Station can demonstrate to NBC's reasonable satisfaction that the scheduling change will not result in a decrease of more than 1/2 the percentage of Households Using


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Televisions ("HUTS") in the Designated Market Area (as defined by Nielsen,
"DMA") which the NBC Program would have delivered if broadcast at the originally scheduled time. If Station is not able to so demonstrate, the agreed scheduling change will count as one unit toward Station's Prime Time Preemption Amount (e.g., if the rescheduled NBC Program runs for one hour, Station's Prime Time Preemption Amount would be reduced by one hour, etc.).

            (c) NBC shall advise each Station of NBC's programming for the Programmed Time Periods at least sixty (60) days prior to the commencement of any Broadcast Year by posting on the internet site currently referred to as "Affiliate Partnership Tool" ("APT") or by any other means of written notice as NBC may deem advisable. NBC shall advise Stations of any changes in programming or scheduling by posting on APT or by such other means of written notice as NBC may deem advisable.

            (d) In addition to programming supplied above, NBC shall offer each Station a variety of sports programming and special events programming ("NBC SPORTS PROGRAMMING") for television broadcast at times other than Programmed Time Periods. For a period of seventy-two (72) hours following NBC's offer, Stations shall have the right of first refusal with respect to such programming as against any other television station located in Station's community of license or any television program transmission service furnishing a television signal to Station's community of license. A Station shall confirm its clearance of such programming to NBC within the 72-hour period via APT or such other means as NBC may designate. A Station's confirmation of clearance shall constitute Station's agreement to broadcast such programming in accordance with the terms of such offer and this Agreement.

            (e) The selection, scheduling, substitution and withdrawal of any NBC Program or other portion of NBC Programming shall at all times remain within the sole discretion and control of NBC. Each Station acknowledges that local and network programming needs may change during the Term, and that NBC may (i) subtract from or otherwise modify the Programmed Time Periods from time to time on at least 180 days' prior written notice to Station, and (ii) add to the Programmed Time Periods only after NBC has announced the proposed addition to a majority (based on DMA percentage designations in effect at the time) (the "AFFILIATE MAJORITY") of NBC affiliated television stations ("NBC AFFILIATES") and, after such announcement, NBC has determined to implement such addition with respect to the Affiliate Majority. Nothing herein shall prevent or hinder NBC from (i) substituting one or more sponsored or sustaining programs (i.e., programs which do not include local availabilities) or (ii) canceling one or more NBC Programs; provided, that NBC shall exercise all reasonable efforts to give Stations at least three (3) weeks prior notice thereof.

            (f) For purposes of this Agreement, a "BROADCAST YEAR" shall mean a twelve (12) month period during the Term which commences on any September 1 and ends on August 31 of the immediately following year.

3.    PREEMPTIONS.

            (a) Each Station acknowledges that NBC will make a substantial investment in network programming during the term of this Agreement in order to provide Station with network-quality news, public affairs, entertainment, sports, children's and other programming.


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In view of such investment, and after considering the amount of broadcast time available to Station outside of the Programmed Time Periods, each Station further acknowledges and confirms that it does not presently foresee any need to substitute programming of any kind for NBC Programming, except under those circumstances requiring live coverage of local news events, including follow-up coverage which airs within 48 hours of the original newsworthy event ("NEWS EVENTS").

            (b) Except as set forth in the immediately following sentence, in the event a Station preempts or otherwise fails to broadcast any NBC Programming (including, without limitation, NBC Sports Programming) on the dates and at the times such Programming is scheduled by NBC, then without limiting any other rights or remedies of NBC under this Agreement or otherwise, Station shall pay to NBC an amount equivalent to NBC's loss of gross advertising revenues attributable to Station's failure to broadcast such program in Station's market, calculated in accordance with Exhibit B hereto. Station shall have no obligation to reimburse NBC for lost advertising revenues if (x) such failure to broadcast NBC Programming is a direct result of (i) Station's live coverage of News Events (excluding the addition of scheduled local news programs as a part of Station's continuing program schedule), (ii) an event of force majeure as provided in
Section 11 hereof; (iii) a scheduling change to which NBC has granted its prior written consent pursuant to Section 2(a) hereof; or (iv) Station's right to preempt NBC Programming pursuant to Sections 3(d) and 3(e) below; or (y) if Station reasonably believes that such programming is unsatisfactory, unsuitable, or otherwise contrary to the public interest.

            (c) A Station's determination under clause (y) of subsection (b) above shall be based upon a substantial difference between the relevant program's style and content and the style and content of other NBC Programs previously broadcast by Station. In addition, no Station shall preempt or otherwise fail to broadcast any NBC Programming under clause (y) of subsection
(b) above as a result of commercial motivation; that is, programming shall not be deemed to be unsatisfactory, unsuitable or contrary to the public interest based on performance, ratings, or the availability of alternative programming which Station believes to be more profitable or more attractive.

            (d) Each Station covenants, represents and warrants to NBC that in any Broadcast Year during the term of this Agreement, such Station shall preempt no more than five (5) hours in the aggregate (the "PRIME TIME PREEMPTION AMOUNT") of NBC Programs during the Programmed Time Periods for any reason other than for News Events. Each Station hereby confirms that its rights and obligations under this Section 3(d) are consistent with the provisions of
Section 3(a) above.

            (e) Each Station agrees to accept and clear on the dates and at the times scheduled by NBC all NBC Sports Programming offered by NBC outside the Programmed Time Periods except Station shall have no obligation to accept and clear NBC Sports Programming to the extent such programming directly conflicts with Station's coverage of local sports events and special events of particular local interest (collectively, "SPECIAL PROGRAMS"). Each Station agrees that its coverage of Special Programs outside the Programmed Time Periods in any Broadcast Year shall not exceed more than five (5) hours in the aggregate (the "SPORTS PREEMPTION AMOUNT").


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            (f)   In the event a Station preempts or otherwise fails to
broadcast any NBC Programming or notifies NBC of its intention to do so, NBC may elect to offer Station an alternative time period for broadcast of the omitted NBC Program (including the commercial announcements contained therein, and any replacements thereof). If Station fails to agree to such alternative broadcast, then in addition to all other remedies available to it, NBC shall have the right to license the broadcast rights to the omitted NBC Program to any other distribution outlet for distribution in Station's community of license.

            (g) In the event a Station fails to pay to NBC any amounts required to be paid by it pursuant to this Section 3, and such failure remains uncured after 30 days' written notice from NBC, then in addition to all other remedies available to it, NBC shall have the option, exercisable in its sole discretion upon 30 days' notice to the breaching Station to (i) terminate that Station's right to broadcast any one or more series or other NBC Programs, and to the extent and for the periods that NBC so elects, license the broadcast rights to such series or other NBC Program(s) to any other distribution outlet for distribution in that Station's community of license or (ii) terminate this Agreement with respect to Station.

            (h) Notwithstanding the foregoing provisions of this Section 3, in the event that a Station preempts or fails to clear or broadcast on the dates and at the times scheduled by NBC (in the absence of an agreement regarding a schedule change pursuant to Section 2(b)) the same prime time NBC Program for four consecutive scheduled broadcasts of the NBC Program, for any reason other than for the News Events, then (x) the preemptions shall constitute such Station's permanent non-clearance of the NBC Program for the duration of the Broadcast Year, (y) each preemption or failure to clear the NBC Program shall count toward such Station's Prime Time Preemption Amount and (z) NBC shall be entitled to the payments contemplated by Section 3(b) above for each scheduled broadcast of the NBC Program for the duration of the Broadcast Year.

4.    PAYMENTS.

            (a) PAYMENTS TO NBC. In connection with Stations' affiliation with NBC, Granite and Stations agree that each Station shall pay NBC (or an entity controlling, controlled by or under common control with NBC, as appropriate):

                  (i) All amounts owed by Station pursuant to Station's NBC News Channel Participation Agreement;

                  (ii) All amounts owed by Station pursuant to Station's Distribution Contribution Agreement (as defined below);

                  (iii) All amounts owed by Station pursuant to the Inventory Management Plan; and

                  (iv) All amounts owed by Station pursuant to this Agreement, including without limitation pursuant to Section 3 hereof.

            (b) PAYMENTS TO GRANITE.


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


                  (i) In consideration for termination of the prior affiliation agreements with KBJR-TV, KSEE and WEEK-TV (the "PRIOR AGREEMENTS"), NBC shall pay to Granite $2,430,000 (subject to adjustment for amounts paid pursuant to the Prior Agreements for the period January 1, 2000 - June 30, 2000), payable in the amounts and on the dates set forth below:

            June 30, 2000                 $607,500
            December 31, 2000             $607,500
            June 30, 2001                 $607,500
            December 31, 2001             $607,500



Granite and NBC acknowledge and agree that the payments due from NBC on June 30, 2000, and December 31, 2000, have been paid in full by NBC, and no further obligations with respect thereto are owed by NBC.

            (c) Default. In the event that Granite or any Station is in default of any obligation of Granite under this Agreement, and such default remains uncured for a period of 30 days after Granite's receipt of written notice thereof from NBC, NBC shall have the right, at its election, to terminate this Agreement in its entirety upon written notice to Granite.

      5. DISTRIBUTION CONTRIBUTION AGREEMENT. Granite shall enter into a Distribution Contribution Agreement in the form attached as Exhibit A hereto.

      6. INVENTORY MANAGEMENT PLAN. Each Station shall fully participate in the "Inventory Management Plan" as endorsed by NBC Television Affiliates (a/k/a the NBC Affiliate Board) on May 19, 1998 (the "INVENTORY MANAGEMENT PLAN"), and in any additional or substitute inventory management plans approved in the future by a majority of the NBC affiliated television stations.

      7. LOCAL COMMERCIAL ANNOUNCEMENTS. From time to time and at least once each calendar quarter, NBC shall provide Stations with notice setting forth the amount and placement of availabilities for Stations' respective local commercial announcements in and adjacent to regularly scheduled NBC Programming.

      8. CONDITIONS OF STATION'S BROADCAST. Each Station's broadcast of NBC Programming shall be subject to the following terms and conditions:

            (a) Station shall not make any deletions from, or additions or modifications to, any NBC Program or any commercial, NBC identification, program promotional or production credit announcements or other interstitial material contained therein, nor broadcast any commercial or other announcements (except emergency bulletins) during any such program, without NBC's prior written authorization. Station may, however, delete announcements promoting any NBC Program which is not to be broadcast by Station, provided that (i) such deletion shall be permitted only in the event and to the extent that Station substitutes for any such deleted promotional announcements other announcements promoting NBC Programs to be broadcast by Station, and (ii) Station shall run an announcement (which may be by voice-over or


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crawl) within the program broadcast at the scheduled time of the preempted NBC program identifying(x) the preempted NBC Program and its next scheduled broadcast time and date, and (y) in the event NBC has licensed the broadcast rights to the preempted NBC Program to another distribution outlet located in Station's community of license, such other distribution outlet and its scheduled broadcast time and date of the program. Station shall broadcast each NBC Program from the commencement of network origination until the commencement of the next program.

            (b) For purposes of identification of Station with the NBC Programs, and until written notice to the contrary is given by NBC, Station may superimpose on certain Entertainment programs, where designated by NBC, a single line of type, not to exceed fifty (50) video lines in height and situated in the lower eighth raster of the video screen, which single line shall include (and be limited to) Station's call letters, community of license or home market, channel number, and the NBC logo. No other addition to any Entertainment program is contemplated by this consent, and the authorization contained herein specifically excludes and prohibits any addition whatsoever to News and Sports programs, except identification of Station as provided in the preceding sentence as required by the FCC.

      9. LOCAL NEWS. Each Station agrees, during the term of this Agreement, to broadcast local news programs of at least thirty (30) minutes in length as lead-ins to each of "The Today Show" (or replacement programming), "NBC Nightly News" (or replacement programming) and NBC's Late Night Programming; provided, that Station may preempt any of such local news programming on Saturday or Sunday to the extent that such programming would directly conflict with Station's broadcast of weekend NBC Sports Programming.

      10. STATION REPORTS. Each Station shall submit to NBC in writing upon forms provided by NBC or via e-mail or via APT, as NBC may designate, such reports as NBC may request covering the broadcast by Station of NBC Programming.

      11. FORCE MAJEURE. Neither any Station nor NBC shall incur any liability hereunder because of NBC's failure to deliver, or the failure of a Station to broadcast, any or all NBC Programs due to failure of facilities, labor disputes, government regulations or causes beyond the reasonable control of the party so failing to deliver or to broadcast. Without limiting the generality of the foregoing, NBC's failure to deliver a program due to cancellation of that program for any reason shall be deemed to be for causes beyond NBC's reasonable control.

      12. INDEMNIFICATION. NBC shall indemnify, defend and hold each Station (individually, an "INDEMNIFIED STATION"), its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless from and against all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of the use by the Indemnified Station, in accordance with this Agreement, of any NBC Program or other material as furnished by NBC hereunder, provided that the Indemnified Station promptly notifies NBC of any claim or litigation to which this indemnity shall apply, and that the Indemnified Station cooperates fully with NBC in the defense or settlement of such claim or litigation. Similarly, each Station (individually, an "INDEMNIFYING STATION") shall indemnify, defend and hold NBC, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless with respect to (x) material added to or deleted from any program by the Indemnifying Station, except for cut-ins produced by or on behalf of NBC and inserted by the


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Indemnifying Station at NBC's direction and (y) any programming or other material broadcast by the Indemnifying Station and not provided by NBC hereunder.

      These indemnities shall not apply to litigation expenses, including attorneys' fees, which the indemnified party elects to incur on its own behalf. Except as otherwise provided herein, neither any Station, on the one hand, nor NBC, on the other hand, shall have any rights against the other for claims by third persons, or for the non-operation of facilities or the non-furnishing of programs for broadcasting, if such non-operation or non-furnishing is due to failure of equipment, actions or claims by any third person, labor disputes, or any cause beyond such party's reasonable control.

      13. PROGRAM DEVELOPMENT COSTS. Throughout the term of this Agreement, upon request from NBC, Granite and/or Stations shall participate with NBC to contribute financially, pro-rata on a station-by-station basis, based upon DMA percentage, to future NBC efforts to secure as part of NBC Programming major sports and entertainment programming opportunities (including, for example and without limitation, rights to broadcast National Football League games and entertainment programs such as "ER").

14.   COOPERATION.

      (a) Throughout the term of this Agreement and where commercially and legally feasible as reasonably determined by NBC, NBC will offer Granite the right to participate in: (x) NBC syndicated programming acquisitions and (y) NBC "preferred-relationship" technology and equipment transactions, in each case at terms comparable to those applicable to NBC's owned and operated television stations (the "NBC O&O'S"). NBC will use reasonable efforts to provide Granite with the material terms of each such participation at least five business days prior to requiring Granite to elect whether to participate.

      (b) Throughout the term of this Agreement, NBC shall use good faith efforts to cooperate with Granite in notifying Granite of, and when commercially feasible in NBC's reasonable discretion, offering Granite participation in, new NBC undertakings of over-the-air broadcast ventures within Stations' communities of license (whether or not involving the transmission of television programs, but excluding any existing ventures (including, without limitation, ventures with Paxson Communications and/or PaxTV) and excluding any acquisition of an ownership interest in any broadcast television station).

      15.   INTENTIONALLY OMITTED.

      16. CHANGE IN OPERATIONS. Each Station represents and warrants that it holds a valid license granted by the FCC to operate Station as a television broadcast station; such representation and warranty shall constitute a continuing representation and warranty by Station. In the event that at any time
(a) a Station's transmitter location, power, or frequency is changed so as to effect a material reduction in coverage by the Station, (b) a Station's programming format or hours of operation are materially changed, (c) a Station ceases to produce and broadcast local news, or (d) the number of hours of local news which a Station broadcasts materially decreases, in each case so that such Station is of less value to NBC as a broadcaster of NBC programming than at the date of this Agreement, then NBC may terminate this Agreement


                                       8
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with respect to such Station or Stations upon thirty (30) days prior written notice to such Station(s). With regard to Section 16(d), a reduction in the total number of local news hours broadcast by a Station will not be "material" if the decrease is a direct result of Station's clearance of NBC Programming during the Programmed Time Periods as contemplated by this Agreement.

      17. DTV CONVERSION. Each Station acknowledges that upon commencement of operation of Station's digital television signal ("DTV CHANNEL"), each Station will, to the same extent as this Agreement provides for carriage of NBC Programming on its analog channel, carry on such DTV Channel the digital feed of such NBC Programming as and in the technical format provided by NBC consistent with the ATSC standards and all "Program-Related Material" (as defined below); provided, such Program-Related Material is formatted to be contained within the 6 MHz channel assigned by the FCC to each Station for digital broadcasting. It is expressly understood that this Agreement applies only to the primary network feed in digital format of the programming provided by NBC to its affiliated stations for the purpose of analog broadcasting (the "PRIMARY NETWORK FEED"), together with Program-Related Material, and that the Stations will in no event be required to carry additional digital network programming (i.e., "multiplexed" programming). Consistent with and subject to the foregoing, the Stations shall have the right to use any available remaining portion of their respective digital capacity for the purpose of transmitting local programs or any other material for any business purpose; provided, however, that in the event that NBC proposes that any such Station or Stations carry network multiplexed programming or ancillary data which is not Program-Related Material, each such Station agrees to negotiate in good faith with NBC regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried.

      As used in this Section, "PROGRAM-RELATED MATERIAL" shall mean (i) closed-captioning information, (ii) program identification codes, (iii) program ratings information, (iv) alternative language feeds related to the programming,
(v) Nielsen data, (vi) programming, data and other enhancements which are related to the programming and network advertisements provided in the Primary Network Feed and which are intended to be viewed in conjunction with such programming and advertisements, (vii) such other material as has been agreed by the Affiliate Majority (calculated by excluding the affiliated television stations owned and operated by NBC), (viii) such other material as may be provided by NBC that is necessary for the delivery or distribution of the NBC Television Network programs in digital format, (ix) information and material directly associated with specific network commercial advertisements contained in the network programs, and (x) information and material designed to promote network programming; provided, that in no case shall such promotional and informational material supersede or substantially interfere with the Primary Network Feed then being transmitted for viewing by the audience. To the extent that a Station is not transmitting a DTV Channel as of May 1, 2002 and Station is not then able to demonstrate to NBC that Station is exercising commercially reasonable efforts to transmit a DTV Channel, NBC shall be permitted to offer the Primary Network Feed, together with any Program-Related Material or other material provided by NBC for digital transmission, to any licensee transmitting a DTV Channel in Station's community of license notwithstanding any other provision of this Agreement.


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      18.   UNAUTHORIZED COPYING AND TRANSMISSION; RETRANSMISSION CONSENT.

            (a) No Station shall authorize, cause, or permit, without NBC's consent, any NBC Program or other material furnished to Station hereunder to be recorded, duplicated, rebroadcast or otherwise transmitted or used for any purpose other than broadcasting by Station as provided herein. Notwithstanding the foregoing, no Station shall be restricted in the exercise of its signal carriage rights pursuant to any applicable rule or regulation of the FCC with respect to retransmission of its broadcast signal by any cable system or multichannel video program distributor ("MVPD"), as defined in Section 76.64(d) of the FCC Rules, which (a) is located within the DMA in which Station is located, or (b) was actually carrying Station's signal as of April 1, 1993, or
(c) with respect to cable systems, serving an area in which Station is "significantly viewed" (as determined by the FCC) as of April 1, 1993; provided, however, that any such exercise pursuant to FCC Rules with respect to NBC Programs shall not be deemed to constitute a license by NBC. NBC reserves the right to restrict such signal carriage with respect to NBC Programming in the event of a change in applicable law, rule or regulation.

            (b) In consideration of the grant by NBC to Stations of the Non-Duplication Amendments, each Station hereby agrees as follows:

                  (i) Station shall not grant consent to the retransmission of its broadcast signal by any cable television system, or, except as provided in Section 18(b)(ii) below, to any other MVPD whose carriage of broadcast signals requires retransmission consent, if such cable system or MVPD is located outside the DMA to which Station is assigned, unless Station's signal was actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is "significantly viewed" (as determined by the FCC) as of April 1, 1993.

                  (ii) Station shall not grant consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station's own DMA.

            (c)   If Station violates any of the provisions set forth in this
Section 18, NBC may, in addition to any other of its rights or remedies at law or in equity under this Agreement or any amendment thereto, terminate this Agreement with respect to the violating Station by written notice to Station given at least ninety (90) days prior to the effective date of such termination.

      19.   "BRANDING" PLAN/PROMOTION/STATION SWITCH.

            (a) NBC agrees to work with each Station to "brand" Station as an "NBC Station" in Station's market through cooperative efforts in areas such as on-air promotion, unified graphic design, use of the NBC peacock logo and NBC identification. Each Station agrees to be branded as an "NBC Station" and to participate in the foregoing branding promotion plan during the term hereof so as to cause the Stations to be identified, in the perception of television viewers, as "NBC Stations" similar to such viewers' perception of the NBC
O&O's as "NBC Stations." NBC, on the one hand, and each Station, on the other hand, agree to consult with each other, promptly after execution hereof, with respect to implementation of such branding undertaking. Notwithstanding the foregoing, NBC hereby agrees that the branding of

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KSEE, KBJR-TV and WEEK-TV as of the date of this Agreement is in compliance with this paragraph 19(a).

      (b) Each Station shall dedicate annually for on-air promotion of NBC Programming not less than (x) 16,500 Gross Rating Points ("GRP's") or (y) 25% of the total GRP's for all fixed promotional announcements broadcast by Station, whichever is greater. The NBC Advertising and Promotion department may consult with each Station to develop Station's allocation of the committed GRP's based on promotional needs of both Stations and NBC.

      (c) Each Station shall continue to participate in the year-round swap program.

20.   ASSIGNMENT.

      (a) If any application is made to the FCC pertaining to an assignment or a transfer of control of a Station's license, or any interest therein or in Granite, Granite shall immediately notify NBC in writing of the filing of such application. Except as to "short form" assignments or transfers of control made pursuant to Section 73.3540(f) of the FCC Rules ("SHORT-FORM TRANSACTIONS"), promptly following Granite's notice to NBC, Granite shall arrange for a meeting between NBC and the proposed assignee or transferee to review the financial and operating plans and such other information as NBC may request of the proposed assignee or transferee. Within thirty (30) days of such meeting, except as to Short-Form Transactions, NBC shall either (x) consent to the proposed assignment or transfer of control, in which event the assignee or transferee shall enter into an assumption agreement in form and substance satisfactory to NBC or (y) terminate this Agreement with respect to Granite and/or each Station party to the assignment or transfer of control. Any purported assignment or transfer by Granite or and Station that does not comply with the foregoing shall be null and void and not enforceable against NBC.

      (b) Notwithstanding any other provision of this Agreement to the contrary, the rights and obligations of Granite under Section 14 of this Agreement may not be assigned or transferred.

      (c) For purposes of this Section 20, (i) "control" shall mean having the power to direct the affairs of an entity by reason of any of the following: (x) having the power to elect or appoint, directly or indirectly, a majority of the governing body of such entity, (y) owning or controlling the right to vote a majority of the voting interest of such entity or (z) otherwise owning or controlling a majority interest in such entity, and (ii) "transfer" shall include, without limitation, any direct or indirect change in the control of Granite. NBC acknowledges that W. Don Cornwell owns fifty-five percent (55%) of the voting stock of Granite and that the transfer for estate, tax or similar planning purposes by Mr. Cornwell of his voting stock to (i) his estate, (ii) his immediate family members, or (iii) trusts or other entities which are 100% beneficially owned by Mr. Cornwell, his estate or his immediate family members, shall not constitute a "change of control".

21.   INTENTIONALLY OMITTED.

      22. NOTICES/APT. Notices hereunder shall be in writing and shall be given (a) by personal delivery or overnight courier service: addressed to Granite at the addresses set forth on the first page of this Agreement; to any affected Station at the respective addresses set forth on Schedule I; and to NBC at the address set forth on the first page of this Agreement, Attention: Senior Vice President, Affiliate Relations; or at such other address or addresses as may be specified in writing by the party to whom the notice is given or (b) if such notice relates to the scheduling, substitution, withdrawal, preemption or other aspect of programming hereunder, by posting to APT or by such other means as NBC may specify to Stations from time to time. Notices shall be deemed given when personally delivered and on the next business day following dispatch by overnight courier service. NBC and each Station agree to monitor APT on at least a daily basis and to update APT as promptly as practicable and in any event so as to comply with the notice periods provided herein.

      23. ENTIRE AGREEMENT/AMENDMENTS. The foregoing constitutes the entire agreement among Granite, Stations and NBC with respect to the affiliation of Stations with NBC, all prior understandings being merged herein, except for the most recent amendments to the prior affiliation agreements of KBJR-TV, KSEE and WEEK-TV with respect to network non-duplication protection under FCC Rules
Section 76.92, and except for the Inventory Management Plan. This Agreement may not be changed, amended, modified, renewed, extended or discharged, except as specifically provided herein or by an agreement in writing signed by the parties hereto; provided, that an amendment which affects only a particular Station may be executed only by NBC and such Station.

      24. CONFIDENTIALITY. The parties agree to use their best efforts to preserve the confidentiality of this Agreement and of the terms and conditions set forth herein, and the exhibits annexed hereto, to the fullest extent permissible by law.

      25. APPLICABLE LAW. The obligations of Stations and NBC under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC), and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts negotiated, executed and performed entirely therein (without regard to principles of conflicts of laws).

      26. MISCELLANEOUS. If any provision of this Agreement or the application of such provision to any circumstance is held invalid, the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid, will not be affected thereby. A waiver by Granite, a Station or NBC of a breach of any provision of this Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or any other provision hereof. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

      If the foregoing is in accordance with your understanding, please indicate your acceptance on the copy of this Agreement enclosed for that purpose and return that copy to NBC.


                                          Very truly yours,

                                          NBC TELEVISION NETWORK


                                          By: /s/ Randel A. Falco
                                              -------------------


AGREED:

GRANITE BROADCASTING CORPORATION


By: /s/ Lawrence I. Wills
   ----------------------

KSEE(TV):

      KSEE LICENSE, INC.
         Licensee


      By: /s/ Lawrence I. Wills
          ---------------------


      SAN JOAQUIN COMMUNICATIONS CORPORATION


      By: /s/ Lawrence I. Wills
          ---------------------


KBJR-TV:

      KBJR LICENSE, INC.
         Licensee


      By: /s/ Lawrence I. Wills
          ---------------------


      RJR COMMUNICATIONS, INC.


      By: /s/ Lawrence I. Wills
          ---------------------


WEEK-TV:

      WEEK-TV LICENSE, INC.
         Licensee


      By: /s/ Lawrence I. Wills
          ---------------------


      WEEK, INC.


      By: /s/ Lawrence I. Wills
          ---------------------

                                   SCHEDULE I

                                     PARTIES


      KSEE:                   San Joaquin Communications Corporation
                              KSEE License, Inc.
                              c/o KSEE(TV)
                              5035 E. McKinley Avenue
                              Fresno, California 93727-1954


      KBJR-TV:                RJR Communications, Inc.
                              KBJR License, Inc.
                              c/o KBJR-TV
                              246 Lake Avenue South
                              Duluth, Minnesota 55802


      WEEK-TV:                WEEK, INC.
                              WEEK-TV License, Inc.
                              c/o WEEK-TV
                              2907 Springfield Road
                              E. Peoria, Illinois 61611

                                    EXHIBIT A

                                     FORM OF

                       DISTRIBUTION CONTRIBUTION AGREEMENT


      This agreement (the "AGREEMENT") between the NBC Television Network ("NBC") and Granite Broadcasting Corporation ("GRANITE"), is dated as of January 1, 2000.

      WHEREAS, NBC and Granite have entered into an Affiliation Agreement, dated as of the date hereof (the "AFFILIATION Agreement"), with respect to the affiliation with NBC of the Granite-owned television stations identified on
Schedule I thereto (collectively, the "STATIONS");

      WHEREAS, in connection with Stations' affiliation with NBC, Stations will broadcast programming provided by NBC;

      WHEREAS, NBC provides such programming to Stations via various means at substantial cost and expense to NBC (as more fully described below, the "NBC DISTRIBUTION COSTS");

      WHEREAS, pursuant to the Affiliation Agreement, Granite, on behalf of the Stations, agreed to assume the obligations set forth in this Agreement in order to pay a portion of the NBC Distribution Costs;

      NOW THEREFORE, in consideration of the mutual premises set forth herein, the parties hereto agree as follows:

      1. NBC DISTRIBUTION COSTS. The NBC Distribution Costs consist of the operational, facilities and technical costs, including upgrades, related to processing and distributing Network programs, promotions, advertisements, news feeds and other programming and services to the NBC affiliated television stations.

      2.    DISTRIBUTION CONTRIBUTION.

            a) Granite hereby agrees to pay NBC its pro rata share (calculated based on the Stations' aggregate Nielsen DMA percentages) of the NBC Distribution Costs (the "GRANITE PAYMENT") annually throughout the term of this Agreement. The Granite Payment shall be made by wire transfer or such other means as NBC may approve, in two equal bi-annual installments payable each January 15 and June 15.

            b) Granite hereby acknowledges that from year to year the NBC Distribution Costs may increase, and that accordingly the Granite Payment shall increase, in accordance with increases demonstrated in the annual review of NBC Distribution Costs customarily commissioned by the NBC Affiliate Board. In the event that for any given year during the term the Granite Payment exceeds the actual NBC Distribution Costs, then NBC shall apply the excess to the NBC Strategic Technical Development Fund (a/k/a the Overcollection Fund (the "FUND")).

      3. THE FUND. Granite hereby agrees to pay its pro rata share (calculated based on the Stations' aggregate Nielsen DMA percentages) of $18,000,000 (which payment shall be deducted from the Fund) out of a total of $54,000,000 of capital costs relating to the "Genesis" digital broadcast facilities development project, on the schedule presented to the NBC Affiliate Board and attached hereto as Exhibit A.

      4. TERM. This Agreement shall commence as of January 1, 2000 with respect to KSEE, KBJR-TV and WEEK-TV, and shall remain in full force and effect, with respect to Granite and each Station, for as long as the Affiliation Agreement (including any renewal thereof) remains in effect. Notwithstanding the foregoing, this Agreement shall terminate with respect to any Station in the event that such Station ceases to be affiliated with NBC.

      5. BINDING AGREEMENT. This Agreement shall be binding upon NBC and Granite and each of the Stations upon execution hereof by each of NBC and Granite.

      6. MISCELLANEOUS. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written, relating thereto. No waiver or amendment of any provision of this Agreement shall be effective unless in writing and signed by both parties. The terms of this Agreement shall apply to parties hereto and any of their successors or assigns; provided, however, that this Agreement may not be transferred or assigned by Granite without the prior written consent of NBC. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Notices given pursuant to this Agreement shall be deemed given upon dispatch if given via nationally recognized overnight courier or confirmed facsimile, to the address of the respective party as set forth in the Affiliation Agreement.

      7. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

      IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.


NBC TELEVISION NETWORK


By:
   ---------------------------------
   Name:
   Title:



GRANITE BROADCASTING CORPORATION


By:
   ---------------------------------
   Name:
   Title: